Exhibit 10.7

BOISE CASCADE HOLDINGS, L.L.C.

A Delaware Limited Liability Company

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

Dated as of September 6, 2012

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Table of Contents

ARTICLE I—ORGANIZATION	1

1.1 Formation	1

1.2 Name	1

1.3 Registered Office; Registered Agent; Principal Office; Other Offices	2

1.4 Purposes	2

1.5 Foreign Qualification	2

1.6 Term	2

1.7 No State-Law Partnership	2

1.8 Company Property	2

1.9 Limited Liability Company Agreement	3

ARTICLE II—UNIT INTERESTS; CAPITAL CONTRIBUTIONS	3

2.1 Unit Interests	3

2.2 Initial Units Issued as of October 29, 2004	4

2.3 Additional Units Issued after October 29, 2004	4

ARTICLE III—CAPITAL ACCOUNTS	6

3.1 Establishment and Determination of Capital Accounts	6

3.2 Computation of Amounts	6

3.3 Negative Capital Accounts	7

3.4 Company Capital	7

3.5 No Withdrawal	7

3.6 Loans From Holders	7

3.7 Adjustments to Book Value	7

ARTICLE IV—DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES	7

4.1 Generally	7

4.2 Distributions	8

4.3 Allocation of Profits and Losses	10

4.4 Special Allocations	11

4.5 Tax Allocations; Code Section 704(c)	12

4.6 Amounts Withheld	12

i

ARTICLE V—MANAGEMENT	13

5.1 Management by the Directors	13

5.2 Actions by the Directors; Committees; Delegation of Authority and Duties	14

5.3 Number and Term of Office	15

5.4 Vacancies; Removal; Resignation	15

5.5 Board Meetings	15

5.6 Approval or Ratification of Acts or Contracts by Members	16

5.7 Action by Written Consent or Telephone Conference	16

5.8 Compensation	17

5.9 Officers	17

5.10 Reliance by Third Parties	17

ARTICLE VI—MEETINGS OF MEMBERS	18

6.1 Lack of Authority	18

6.2 Member Meetings	18

6.3 Proxies	19

6.4 Conduct of Meetings	19

6.5 Action by Written Consent or Telephone Conference	19

ARTICLE VII—LIMITED LIABILITY, EXCULPATION, AND INDEMNIFICATION	20

7.1 Limited Liability of Members	20

7.2 Exculpation of Covered Persons	21

7.3 Right to Indemnification for Covered Persons	21

7.4 Contract with Company	22

7.5 Advance Payment	22

7.6 Indemnification of Employees and Agents	22

7.7 Appearance as a Witness	23

7.8 Nonexclusivity of Rights	23

7.9 Insurance	23

7.10 Savings Clause	23

7.11 Investment Opportunities; Conflicts of Interest	23

ARTICLE VIII—TAX MATTERS	24

8.1 Tax Returns	24

8.2 Tax Matters Member	24

8.3 Indemnification and Reimbursement for Payments on Behalf of a Holder	25

ARTICLE IX—BOOKS AND RECORDS, REPORTS, AND CONFIDENTIALITY	26

9.1 Maintenance of Books	26

9.2 Reports	26

9.3 Company Funds	26

9.4 Confidentiality	26

ARTICLE X—TRANSFERS; ADMISSION OF MEMBERS	27

10.1 Transfers	27

10.2 Incorporation of the Company	28

10.3 Void Assignment	28

10.4 Effect of Valid Assignment	28

10.5 Admission of Substituted Member	29

10.6 Admission of Additional Members	30

10.7 Effect of Incapacity	30

ARTICLE XI—DISSOLUTION, LIQUIDATION AND TERMINATION	30

11.1 Dissolution	30

11.2 Liquidation and Termination	31

11.3 Cancellation of Certificate	32

11.4 Reasonable Time for Winding Up	32

11.5 Return of Capital	32

ARTICLE XII—GENERAL PROVISIONS	32

12.1 Power of Attorney	32

12.2 [Reserved]	33

12.3 Filings	33

12.4 Offset	33

12.5 Notices	33

12.6 Entire Agreement	35

12.7 Effect of Waiver or Consent	35

12.8 Amendments	35

12.9 Binding Effect	35

12.10 Governing Law; Severability	35

12.11 Further Assurances	35

12.12 Waiver of Certain Rights	35

12.13 Notice to Members of Provisions	36

12.14 Remedies	36

12.15 Severability	36

12.16 Descriptive Headings; Interpretations	36

12.17 Creditors	36

12.18 Delivery by Facsimile	37

12.19 No Public Disclosure	37

12.20 Survival	37

12.21 Counterparts	37

ARTICLE XIII—DEFINITIONS	37

13.1 Definitions of Terms Not Defined in the Text	37

13.2 Index of Definitions Defined in the Text	44

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

BOISE CASCADE HOLDINGS, L.L.C. a

Delaware Limited Liability Company

THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT of Boise Cascade Holdings, L.L.C. (this “Agreement”), dated as of September 6, 2012, is executed and agreed to for good and valuable consideration by the Members.

RECITALS

WHEREAS, the Members initially entered into this Agreement on October 29, 2004 with the intention that it be effective as of September 22, 2004;

WHEREAS, on May 9, 2005, the Company was converted into a Delaware corporation named Boise Cascade Company;

WHEREAS, acting pursuant to a Rescission Agreement, dated as of December 20, 2005, the shareholders of Boise Cascade Company (formerly the members) agreed to rescind the conversion of the Company into Boise Cascade Company and by appropriate filings with the Delaware Secretary of State accomplished such rescission;

WHEREAS, the Rescission Agreement provided for reinstatement of this Agreement effective as of May 9, 2005 and the Members re-executed this Agreement on December 20, 2005 and amended and restated it effective as of March 31,2006 (as sore-executed and then amended and restated, the “Prior Agreement”);

WHEREAS, the Members desire to amend and restate the Prior Agreement in its entirety in the form of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Unless otherwise defined herein, capitalized terms used in this Agreement will have the meanings given to such terms in Section 13.1. Capitalized terms defined in the text of this Agreement are indexed in Section 13.2.

ARTICLE I—ORGANIZATION

1.1 Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.

1.2 Name. The name of the Company is “Boise Cascade Holdings, L.L.C.,” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Board may select from time to time.

1.3 Registered Office; Registered Agent; Principal Office; Other Offices. The Company shall maintain a registered office in the State of Delaware at, and the name and address of the Company’s registered agent in the State of Delaware is, The Corporation Trust Company, Corporation Trust Building, 1209 Orange Street, Wilmington, DE 19801. The Board may, from time to time, change the Company’s registered office and/or registered agent and shall forthwith amend the Certificate to reflect such change(s). The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate from time to time.

1.4 Purposes. The purpose of the Company is to engage in any and all lawful businesses and activities that limited liability companies are permitted to carry on under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary, appropriate, advisable, incidental or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board, each Holder shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

1.6 Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue until termination and dissolution thereof as determined under Section 11.1 of this Agreement.

1.7 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Holder or Director be a partner or joint venturer of any other Holder or Director, for any purposes other than federal and, if applicable, state tax purposes, and this Agreement shall not be construed to suggest otherwise. Unless otherwise determined by the Tax Matters Member pursuant to Section 8.2(b), the Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Holder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

1.8 Company Property. Company assets shall be deemed to be owned by the Company as an entity, and no Holder, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held in the name of the Company or one or more nominees, as the Board may determine. The Board hereby declares and warrants that any Company assets for which legal title is held in the name of any nominee shall be held in trust by such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Units of each Holder shall constitute personal property.

1.9 Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. The Members hereby agree that, during the term of the Company set forth in Section 1.6 hereof, the rights and obligations of the Holders with respect to the Company shall be determined in accordance with the terms and conditions of this Agreement and, except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Act. Notwithstanding the foregoing, Section 18-210 of the Act (entitled “Contractual Appraisal Rights”) and Section 18-305(a) of the Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply to the Company or be incorporated into this Agreement.

ARTICLE II—UNIT INTERESTS; CAPITAL CONTRIBUTIONS

2.1 Unit Interests.

(a) Authorized Units. Subject to the terms of this Agreement, the Company is authorized to issue equity interests in the Company designated as Units. The total number of Units that the Company shall have authority to issue is 660,000,000. The capital structure of the Company shall initially consist of three (3) classes of membership interests: (i) Series A Common Units, (ii) Series B Common Units and (iii) Series C Common Units. The authorized Units that the Company has the authority to issue shall consist of (A) 66,000,000 Series A Common Units, (B) 550,000,000 Series B Common Units and (C) 44,000,000 Series C Common Units.

(b) Interests of Unit Holders. The relative rights, powers, preferences, duties, liabilities and obligations of Holders of the Units (including the Series A Common Units, the Series B Common Units and the Series C Common Units) shall be as set forth herein. Each Holder’s interest in the Company, including such Holder’s interest in income, gains, losses, deductions and expenses of the Company, shall be represented by the Units held by such Holder.

(c) Voting Rights. Each Series B Common Unit shall entitle the Member owning such Unit to one vote on any matter to be voted on by the Members as provided in this Agreement or required by applicable law, and the Series A Common Units and Series C Common Units shall not entitle the Holders thereof to any vote on any matters to be voted on by the Members; provided that to the extent any Holder of Series B Common Units is required to obtain any governmental approval, consent or authorization prior to acquiring voting securities of the Company, such Holder shall not be entitled to a vote in respect of such Series B Common Units until such necessary governmental approval consent or authorization has been obtained.

(d) Subdivisions or Combinations of Common Units. If the Company in any manner subdivides or combines the outstanding number of one class of Common Units, the outstanding number of the other classes of Common Units shall be proportionately subdivided or combined in a similar manner.

(e) Certification of Units. The Units owned by the Members will be recorded on the attached Schedule of Members and, initially, will not be represented by physical certificates. The Board may in its discretion issue certificates to the Holders representing the Units held by each Holder.

(f) Restrictive Legend. In the event that certificates representing the Units are issued, each certificate or instrument shall be imprinted with a legend in substantially the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                      ,                     , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION UNDER THE ACT OR STATE ACTS OR AN EXEMPTION THEREFROM. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN OPERATING AGREEMENT, DATED AS OF OCTOBER 29, 2004 AND EFFECTIVE AS OF SEPTEMBER 22, 2004, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”) AND BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

2.2 Initial Units Issued as of October 29, 2004. As of October 29, 2004, the Members listed on the attached Schedule of Members (the “Initial Members”) acquired the number of Series A Common Units and Series B Common Units, and made Capital Contributions with respect thereto, as set forth opposite each such Initial Member’s name on the attached Schedule of Members.

2.3 Additional Units Issued after October 29, 2004.

(a) Issuances of Additional Units. The Board shall have the right to cause the Company to issue or sell to Members or other Persons: (i) additional Units (including other classes or series thereof having different rights), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units, and (iii) warrants, options or other rights to purchase or otherwise acquire Units.

(b) FPH Management Units. Without limiting the generality of Section 2.3(a), from time to time after the date hereof, (i) in the event that FPH issues any FPH Series B Units to an FPH Management Member, then in connection with such issuance the Company will issue to FPH an equal number of Series B Common Units; and (ii) in the event that FPH issues any FPH Series C Units to an FPH Management Member, then in connection with such issuance the Company will issue to FPH an equal number of Series C Common Units.

(c) Series C Common Units. It is presently anticipated that, when and as determined by the Board pursuant to Section 2.3(a) and 2.3(b), the Series C Common Units will be issued to FPH for no consideration and will represent an interest only in profits and appreciation of the Company after the date of issuance thereof; provided that the Company may deem certain Capital Contributions to be made. To this end, in connection with any grant of a Series C Common Unit, the Board will determine the Equity Value of the Company immediately after giving effect to the grant of such Series C Common Unit and all other Units being offered for issuance contemporaneously with the issuance of such Series C Common Unit. Each Series C Common Unit shall have a Threshold Equity Value, which shall be calculated by the Board and set forth on the Schedule of Members, determined as follows:

(i) Any Series C Common Unit issued before December 31, 2004 shall have a Threshold Equity Value equal to zero.

(ii) Any Series C Common Unit issued after December 31, 2004 shall have a Threshold Equity Value equal to the amount that would be distributed to each Series B Common Unit if the entire Equity Value of the Company, determined as of immediately after such issuance, were distributed to holders of Common Units as of immediately after such issuance in accordance with Section 4.2(b) hereof (determined, in each case, assuming that all Units offered for issuance at such time (other than the Series C Common Units for which a Threshold Equity Value is then being determined) were issued immediately prior to such determination of the Threshold Equity Value). Such Threshold Equity Value shall be established by resolution or consent of the Board in connection with the issuance of such Series C Common Unit.

(iii) Notwithstanding anything in Section 2.3(b)(i) and (ii) to the contrary, the Board shall have the ability, in its reasonable discretion, to amend the provisions of Section 2.3(c) and Section 4.2(b) to achieve the economic results intended by this Agreement, including that (A) each Series B Common Unit has identical entitlement to distributions under Section 4.2(b) and (B) the Series C Common Units are profits interests for United States federal income tax purposes.

(d) Capital Contributions. In connection with any issuance of additional Units or other interests in the Company, the acquiring Person shall in exchange for such Units or other interests make Capital Contributions to the Company in an amount, if any, specified by the Board.

(e) Record of Additional Issuances; Amendments. In connection with any issuance of additional Units or other interests in the Company, the Board shall amend the Schedule of Members as necessary to reflect such additional issuances (including the number and class of Units and Capital Contributions of the acquiring Person), and shall have the power to make any other amendments to this Agreement as it deems necessary to authorize any such Units or other securities, provide for the relative rights, powers, preferences, duties, liabilities and obligations thereof, or otherwise reflect or provide for such additional issuances.

(f) Counterparts. As of the date hereof, each Member has executed a counterpart of this Agreement. Subject to the restrictions in Article X, upon the acquisition of any Units or other interests in the Company by a Person who is not a Member, such Person shall execute and deliver a counterpart of this Agreement and, subject to compliance with the conditions set forth in Section 10.7 or 10.8 hereof, as applicable, such Person shall become a Member hereunder and shall be listed as a Member on the Schedule of Members, together with such Member’s address, number and class of Units and amount of Capital Contributions.

ARTICLE III—CAPITAL ACCOUNTS

3.1 Establishment and Determination of Capital Accounts. A capital account (“Capital Account”) shall be established for each Holder. The Capital Account of each Holder shall consist of its initial Capital Contribution and shall be (a) increased by (i) any additional Capital Contributions made by such Holder pursuant to the terms of this Agreement and (ii) such Holder’s share of items of income and gain allocated to such Holder pursuant to Article IV, (b) decreased by (i) such Holder’s share of items of loss, deduction and expense allocated to such Holder pursuant to Article IV and (ii) any Distributions to such Holder of cash or the fair market value of any other property (net of liabilities assumed by such Holder and liabilities to which such property is subject) distributed to such Holder and (c) adjusted as otherwise required by the Code and the regulations thereunder, including, but not limited to, the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Any references in this Agreement to the Capital Account of a Holder shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.

3.2 Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss, deduction or expense to be reflected in Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided that:

(i)	any income that is exempt from Federal income tax shall be added to such taxable income or losses;

(ii)	any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), shall be subtracted from such taxable income or losses;

(iii)	if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1 .704-1(b)(2)(iv)(e) (in connection with a distribution of such property) or (f) (in connection with a revaluation of Capital Accounts), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iv)	if property that is reflected on the books of the Company has a Book Value that differs from the adjusted tax basis of such property, depreciation, amortization and gain or loss with respect to such property shall be determined by reference to such Book Value; and

(v)	the computation of all items of income, gain, loss, deduction and expense shall be made without regard to any election pursuant to Section 754 of the Code that may be made by the Company, unless the adjustment to basis of Company property pursuant to such election is reflected in Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

3.3 Negative Capital Accounts. No Holder shall be required to pay to the Company or any other Holder any deficit or negative balance that may exist from time to time in such Holder’s Capital Account. Notwithstanding anything expressed or implied to the contrary in this Agreement, upon liquidation, dissolution or winding up of the Company, no Holder shall be required to make any Capital Contribution to the Company in respect of any deficit in such Holder’s Capital Account.

3.4 Company Capital. No Holder shall be paid interest on any Capital Contribution to the Company or on such Holder’s Capital Account, and no Holder shall have any right (i) to demand the return of such Holder’s Capital Contribution or any other Distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to Article XI hereof, (ii) to seek or obtain a partition of any Company assets, or (iii) to own or use any particular or individual assets of the Company.

3.5 No Withdrawal. No Holder shall be entitled to withdraw any part of such Holder’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.6 Loans From Holders. Loans by Holders to the Company shall not be considered Capital Contributions. If any Holder shall loan funds to the Company in excess of the amounts required hereunder to be contributed by such Holder to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Holder. The amount of any such loans shall be a debt of the Company to such Holder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.7 Adjustments to Book Value. The Company shall adjust the Book Value of its assets to fair market value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as of the following times: (a) at the Board’s discretion in connection with the issuance of Units in the Company; (b) at the Board’s discretion in connection with the Distribution by the Company to a Holder of more than a de minimis amount of Company assets, including cash, if as a result of such Distribution, such Holder’s interest in the Company is reduced; and (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g). Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Holders under Section 4.3 (determined immediately prior to the issuance of the new Units or the distribution of assets in an ownership reduction transaction).

ARTICLE IV—DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

4.1 Generally. Subject to the provision of Section 18-607 of the Act and Sections 4.2(a) and 4.2(e) of this Agreement, the Board shall have sole discretion regarding the amounts and timing of Distributions to Holders, in each case subject to the retention of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company, which shall include (but not by way of limitation) the payment or the making of provision for the payment when due of Company obligations, including the payment of any management or administrative fees and expenses or any other obligations.

4.2 Distributions.

(a) Tax Distributions. The Board shall use reasonable efforts, subject to any applicable covenants and restrictions contained in the Company’s loan agreements and other agreements or obligations to which the Company or its properties are subject, to cause the Company to distribute to each Holder with respect each Taxable Year (within 75 days after the close of such Taxable Year, or on a quarterly or other basis as shall be determined by the Board in its sole discretion to be appropriate to enable each such Holder to pay estimated income tax liabilities) an amount equal to the product of (x) the combined maximum marginal federal, state, and local income tax rates (taking into account the deductibility of state and local income tax for federal income tax purposes) applicable to any Holder (or its partners or stockholders, if applicable), as determined by the Board after reasonable inquiry, times (y) the difference of (i) the taxable income and gains for such Taxable Year allocated to such Holder pursuant to Section 4.5, reduced by (ii) the sum of (A) the taxable losses and deductions for such Taxable Year allocated to such Holder pursuant to Section 4.5, and (B) the excess of the aggregate taxable losses and deductions over the aggregate taxable income and gains for all prior Taxable Years allocated to such Holder pursuant to Section 4.5, but only to the extent that such excess can be applied or used for such Taxable Year. Where excess taxable losses and deductions in prior Taxable Years reduce distributions under the immediately preceding sentence, with the approval of the Board, the Company may (but shall not be required to) distribute an amount to Holders with respect to a Taxable Year (in proportion to the net taxable income allocated to each Holder for such Taxable Year) in excess of the amount provided pursuant to the immediately preceding sentence sufficient (in combination with any amounts paid pursuant to the immediately preceding sentence) to allow each Holder (or the direct or indirect partners or members of a Holder) to (x) pay federal, state, local or foreign withholding taxes imposed with respect to Company income for such Taxable Year or (y) pay state or local tax on Company income reported on a state or local composite tax return for such Taxable Year, where such excess taxable losses and deductions of the Company in prior Taxable Years may not be applied to reduce such withholding taxes or composite return taxes. The Company shall be entitled to pay amounts distributable pursuant to the prior two sentences by making payments to a tax authority on behalf of a Holder (or such Holder’s direct or indirect partners or members), for example, in connection with withholding taxes or composite return taxes and, in such case, such amounts shall be treated as distributed to the Holder on whose behalf such payments were made. Any Distribution to a Holder pursuant to this Section 4.2(a) (I) that is made to a Holder of Series A Common Units as a result of taxable income and gains allocated to such Series A Common Units, shall be treated as an advance Distribution of Unpaid Series A Yield pursuant to Section 4.2(b)(i) and shall reduce the amount of Unpaid Series A Yield, or (II) that is made to a Holder of Series B Common Units and/or Series C Common Units as a result of taxable income and gains allocated to such Series B Common Units and/or Series C Common Units, shall be treated as an advance Distribution under Section 4.2(b)(ii) and shall be offset against future Distributions that such Holder would otherwise be entitled to receive pursuant to Section 4.2(b)(ii).

(b) Priority of Distributions. Subject to Sections 4.2(a) and 4.2(e), all other Distributions (including in connection with the dissolution and liquidation of the Company pursuant to the terms of Article XI hereof) shall be made when and as declared by the Board to the Holders in the following order and priority:

(i) First, to the Holders of Series A Common Units, Series B Common Units, an amount equal to the aggregate Unreturned Original Capital and Unpaid Series A Yield with respect to their Series A Common Units, the aggregate Unreturned Original Capital with respect to their Series B Common Units, and the aggregate Unreturned Original Capital with respect to their Series C Common Units outstanding immediately prior to such Distribution (pro rata in proportion to each Holder’s Pro Rata Share) until the aggregate Unreturned Original Capital and Unpaid Series A Yield with respect to all Series A Common Units, and the aggregate Unreturned Original Capital with respect to all Series B Common Units and all Series C Common Units, outstanding immediately prior to such Distribution has been reduced to zero; and no Distribution or any portion thereof shall be made under Section 4.2(b)(ii) below until the entire amount of the aggregate Unreturned Original Capital and Unpaid Series A Yield with respect to the Series A Common Units, and the aggregate Unreturned Original Capital with respect to the Series B Common Units and Series C Common Units, outstanding immediately prior to such Distribution has been paid in full; and

(ii) Second, to the Holders of Series B Common Units and Series C Common Units, an amount equal to the remainder of the aggregate amount to be Distributed (in the proportion that the number of Series B Common Units and Series C Common Units held by each such Holder immediately prior to such Distribution bears to the aggregate number of Series B Common Units and Series C Common Units outstanding immediately prior to such Distribution (subject to the next sentence)).

For all purposes of Section 4.2(b)(ii), if any Series C Common Unit has been granted with a Threshold Equity Value that is greater than $0 as established pursuant to Section 2.3(c), then such Series C Common Unit will not have the right to receive any distributions under Section 4.2(b) (and such Series C Common Unit will be disregarded for purposes of allocating distributions among the Holders of Series A Common Units, Series B Common Units and Series C Common Units pursuant to this Section 4.2(b)) until the aggregate distributions made to each Series B Common Unit outstanding at the time of such distribution are equal to the Threshold Equity Value of such Series C Common Unit. For this purpose, distributions shall generally include all distributions in respect of Series B Common Units outstanding at the time of such distribution, subject to the following. Distributions shall include tax distributions made pursuant to Section 4.2(a) only (i) to the extent such distributions are made as a result of the recognition of the built-in gain in any asset that existed at the time the relevant Series C Common Unit was issued or (ii) to the extent that the relevant Series C Common Unit is not also entitled to a tax distribution with respect to the item or tier of taxable income giving rise to the tax distribution. For this purpose, the tax distribution that arises from the recognition of the built-in gain in an asset may be bifurcated between the tax distribution that relates to the built-in gain that existed at the time the relevant Series C Common Unit was issued and the tax distribution that relates to any additional gain in the asset that accrued since the time the relevant Series C Common Unit was issued. In order to preserve the economic results intended by this Agreement, including the results set forth in Section 2.3(c)(iii), the Board may, in its reasonable discretion, determine whether any tax distribution or portion of any tax distribution should be considered in determining whether aggregate distributions equal to the Threshold Equity Value have been made to the Series B Common Units outstanding at the time of such distribution.

(c) In-Kind Distributions. At any time, and from time to time, the Company may distribute to its Holders securities or other property held by the Company; provided that any such Distribution shall not satisfy any of the Company’s obligations pursuant to Section 4.2(a). In any Distribution pursuant to this Section 4.2(c), the property so distributed will be distributed among the Holders in the same proportions as cash equal to the fair market value of such property (as determined in good faith by the Board) would be distributed among the Holders pursuant to Section 4.2(b). The Board may require as a condition of Distribution of securities hereunder that the Holders execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all U.S. federal and state securities laws which apply to such Distribution and any further transfer of the distributed securities, and may appropriately legend the certificates which represent such securities to reflect any restriction on transfer with respect to such laws.

(d) Sale of the Company. In connection with any Sale of the Company, unless otherwise determined by the Board, the aggregate cash, securities and other property to be received in such Sale of the Company as consideration in respect of the Units shall be allocated in such Sale of the Company among the Holders as if such consideration were Distributed by the Company to the Holders pursuant to the provisions of Section 4.2(b).

(e) Redemption of FPH Common Units in connection with Repurchases from FPH Management Members. In the event FPH elects to exercise its rights under any FPH Management Equity Agreement to repurchase FPH Series B Units from an FPH Management Member, the Company will redeem an equal number of Series B Common Units held by FPH at a redemption price equal to the repurchase price payable by FPH for such FPH Series B Units pursuant to the terms of such FPH Management Equity Agreement (less any amount distributed to FPH in respect thereof by Boise Land & Timber Holdings Corp. (“BLTH”) prior to the merger of BLTH with and into the Company). In the event FPH elects to exercise its rights under any FPH Management Equity Agreement to repurchase FPH Series C Units from an FPH Management Member, the Company will redeem an equal number of Series C Common Units held by FPH at a redemption price equal to the repurchase price, if any, payable by FPH for such FPH Series C Units pursuant to the terms of such FPH Management Equity Agreement (less any amount distributed to FPH in respect thereof by BLTH prior to the merger of BLTH with and into the Company). In either case, such redemption price will be paid to FPH in cash or, to the extent the Company is prohibited by applicable law or by the terms of its or its Subsidiaries’ debt financing agreements from paying such redemption price in cash, by issuance of a promissory note to FPH in the amount and on substantially the same terms as the promissory note that such FPH Management Equity Agreement provides will be issued by FPH in lieu of cash to such FPH Management Member for such FPH Series B Units or FPH Series C Units, as applicable. The Members agree that any repurchase or redemption in accordance with this Section 4.2(e) shall not be deemed to violate and shall not be deemed to trigger the rights of any Member under any other agreement to which such Member is party with the Company (including the Securityholders Agreement).

4.3 Allocation of Profits and Losses. For each Fiscal Year of the Company, after adjusting each Holder’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to Section 4.4 with respect to such Fiscal Year, all Profits and Losses (other than Profits and Losses specially allocated pursuant to Section 4.4) shall be allocated to the Holders’ Capital Accounts in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Holder (which may be either a positive or negative balance) shall be equal to (i) the amount which would be distributed to such Holder, determined as if the Company were to liquidate all of its assets for the Book Value thereof and distribute the proceeds thereof (after payment of all Company debts, liabilities and obligations) pursuant to Section 4.2(b) hereof, minus (ii) the sum of (A) such Holder’s share of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d) and (g)(3)) and Member Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(i)) and (B) the amount, if any, which such Holder is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year.

4.4 Special Allocations. Notwithstanding the provisions of Section 4.3:

(a) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Holders of Common Units, pro rata in proportion to the total number of such Common Units held by each such Holder. If there is a net decrease in Company Minimum Gain during any Taxable Year, each Holder shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Holder that has a share of such Member Minimum Gain shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Holder’s share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Unexpected Adjustments. If any Holder unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of taxable income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulation Section 1.704-1 (b)(2)(ii)(d)) created by such adjustments, allocations or Distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Curative Allocations. The allocations set forth in paragraphs (a), (b) and (c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Holders so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Holder shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(e) Transactions between Holders and the Company. If, and to the extent that, any Holder is deemed to recognize any item of income, gain, loss, deduction or credit as a result of any transaction between such Holder and the Company pursuant to Code Sections 1272-1274, 7872, 483, 482, 83 or any similar provision now or hereafter in effect, and the Board determines that any corresponding Profit or Loss of the Company should be allocated to the Holder who recognized such item in order to reflect the Holder’s economic interests in the Company, then the Board may so allocate such Profit or Loss.

4.5 Tax Allocations; Code Section 704(c).

(a) General. The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Holders in accordance with the allocation of such income, gains, losses, deductions and expenses among the Holders for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Holders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution.

(c) Adjustment of Book Value. If the Book Value of any Company asset is adjusted pursuant to Section 4.5, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Board Authority. Any elections or other decisions relating to allocations for federal, state and local income tax purposes shall be made by the Board in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Holder’s Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

4.6 Amounts Withheld. All amounts withheld pursuant to Section 8.3 from any Distribution to a Holder shall be treated as amounts distributed to such Holder pursuant to this Article IV for all purposes under this Agreement.

ARTICLE V—MANAGEMENT

5.1 Management by the Directors.

(a) Authority of Board. Except for situations in which the approval of the Members is required by this Agreement or by non-waivable provisions of applicable law, and subject to the provisions of Section 5.2 and Section 5.9, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board and (ii) the Board may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, the following:

(i) entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(ii) maintaining the assets of the Company in good order;

(iii) collecting sums due the Company;

(iv) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(v) acquiring, utilizing for Company purposes and disposing of any assets of the Company;

(vi) to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

(vii) hiring and employing executives, supervisors and other personnel;

(viii) selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;

(ix) borrowing money or otherwise committing the credit of the Company for its activities and voluntary prepayments or extensions of debt;

(x) obtaining insurance for the Company;

(xi) establishing reserves for commitments and obligations (contingent or otherwise) of the Company;

(xii) determining Distributions of Company cash and other property as provided in Section 4.2;

(xiii) establishing a seal for the Company; and

(xiv) filing a petition under the federal bankruptcy laws or under any other receivership, insolvency or reorganization laws.

(b) Power to Bind Company. Unless the Board consists of one Director, no Director (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.

(c) Officer Supervision. The management of the business and affairs of the Company by the officers and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the Board.

5.2 Actions by the Directors; Committees; Delegation of Authority and Duties.

(a) Board of Directors. In managing the business and affairs of the Company and exercising their powers, the Directors shall be members of and shall act as a Board of Directors (the “Board”). The Board may act (i) through meetings and written consents pursuant to Sections 5.5 and 5.7, (ii) through committees pursuant to Section 5.2(c) and (iii) through any officer to whom authority and duties have been delegated pursuant to Sections 5.2(e) and 5.9.

(b) Time and Attention. Each Holder acknowledges and agrees that no Director shall, as a result of being a Director (as such), be bound to devote all of his business time to the affairs of the Company, and that he and his Affiliates do and will continue to engage for their own account and for the accounts of others in other business ventures.

(c) Committees. The Board may, from time to time, designate one or more committees, each of which shall be composed of at least two Directors. Any such committee, to the extent provided in such resolution or in the Certificate or this Agreement, shall have and may exercise all of the authority of the Board delegated to such committee. The Board may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

(d) Committee Rules. Unless the Board otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a resolution by the Board or a provision in the rules of such committee to the contrary, the presence of a majority of the total number of members of such committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the Board present at a meeting at which a quorum is present shall be the act of such committee.

(e) Delegation; Generally. The Board may, from time to time, delegate to one or more Persons (including any Director or officer) such authority and duties as the Board may deem advisable. The Board also may assign titles to any Director, Holder or other individual and may delegate to such Director, Holder or other individual certain authority and duties. Any number of titles may be held by the same Director, Holder or other individual. Any delegation pursuant to this Section 5.2(e) may be revoked at any time by the Board.

5.3 Number and Term of Office. Each Director shall be a “manager” as described in the Act. The initial number of Directors and members of the Board of Directors was six. Thereafter, the number of Directors has been and may be established from time to time by the affirmative vote of the Members holding the Required Interest and as of the date of this Agreement the number of Directors and members of the Board is nine. The initial Directors were Samuel M. Mencoff, Thomas S. Souleles, Christopher J. McGowan, Zaid F. Alsikafi, and W. Thomas Stephens and, by execution of a predecessor version of this Agreement, the Members holding the Required Interest approved by written consent the appointment of such persons as Directors of the Company, and such agreement served as a written consent of members in lieu of a meeting pursuant to Section 18-302 of the Act with respect to the election of Directors of the Board as set forth above. Each Director shall hold office for the term for which he is elected and thereafter until his successor shall have been elected and qualified, or until his earlier death, resignation or removal. A Director need not be a Member or a Holder and need not be a resident of the State of Delaware.

5.4 Vacancies; Removal; Resignation. Any Director position to be filled by reason of an increase in the number of Directors or by any other reason shall be filled by the affirmative vote of the Members holding the Required Interest. A Director elected to fill a vacancy occurring other than by reason of an increase in the number of Directors shall be elected for the unexpired term of his predecessor in office. Any Director may be removed, with or without cause, by the Members holding the Required Interest. Any Director may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the remaining Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

5.5 Board Meetings.

(a) Quorum; Voting. A majority of the total number of Directors fixed by, or in the manner provided in, this Agreement shall constitute a quorum for the transaction of business of the Board, and except as otherwise provided in this Agreement, the act of a majority of the Directors present at a meeting of the Board at which a quorum is present shall be the act of the Board. A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

(b) Place; Attendance. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Directors. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Meeting In Connection With Member Meeting. In connection with any annual meeting of Members at which Directors were elected, the Board may, if a quorum is present, hold a first meeting for the transaction of business immediately after and at the same place as such annual meeting of the Members. Notice of such meeting at such time and place shall not be required.

(d) Time, Place and Notice. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Directors, or as requested by the Members holding the Required Interest. Notice of such meetings shall not be required.

(e) Special Meetings. Special meetings of the Board may be called by any Director on at least 24 hours’ notice to each other Director. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.

5.6 Approval or Ratification of Acts or Contracts by Members. Any Director in his discretion may submit any act or contract for approval or ratification at any meeting of the Board, and any act or contract that shall be approved or be ratified by the Board shall be as valid and as binding upon the Company and upon all the Members as if it shall have been approved or ratified by every Member of the Company.

5.7 Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Certificate or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by not less than the minimum number of Directors or members of such committee, as the case may be, that would be necessary to take such action at a meeting at which all Directors or members of such committee, as the case may be, were present and voted. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be. Prompt notice of the taking of any action without a meeting by less than unanimous written consent will be given to those Directors or members of such committee, as applicable, who did not consent in writing to such action. Subject to the requirements of the Act, the Certificate or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, the Directors or members of any committee designated by the Board may participate in and hold a meeting of the Board or any committee of Directors, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.8 Compensation. The Board shall have the authority to fix the compensation of Directors, including, without limitation, a stated salary or other compensation for attendance at each meeting of the Board or a stated annual salary as a Director; provided that no such compensation shall be payable to any Director who is a management employee of the Company or its Subsidiaries. Upon submission of reasonable documentation, a Director shall be paid his or her reasonable out-of-pocket expenses, if any, of attendance at each meeting of the Board. None of the foregoing payments shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may, as determined by the Board, be allowed like compensation for attending committee meetings.

5.9 Officers.

(a) Designation and Appointment. The Board may (but need not), from time to time, designate and appoint one or more persons as an officer of the Company. An officer need not be a resident of the State of Delaware, a Holder nor a Director. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles (including chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to particular officers. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such officer by the Board pursuant to the third sentence of this Section 5.9(a) and (ii) any delegation of authority and duties made to one or more officers pursuant to the terms of Section 5.2(e). Each officer shall hold office until such officer’s successor shall be duly designated and shall qualify or until such officer’s death or until such officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board.

(b) Resignation. Any officer (subject to any contract rights available to the Company, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board in its discretion at any time; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board.

5.10 Reliance by Third Parties. Any Person dealing with the Company, other than a Holder, may rely on the authority of the Board (or any Director or officer authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Board (or any Director or officer authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Board or such Director or officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

ARTICLE VI—MEETINGS OF MEMBERS

6.1 Lack of Authority. No Holder or Member (in its capacity as such) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures on behalf of the Company, unless (i) such specific authority has been expressly granted to and not revoked from such Person by the Board or (ii) such specific authority has been expressly granted to such Person pursuant to this Agreement, and the Holders hereby consent to the exercise by the Board of the powers conferred on them by law and this Agreement.

6.2 Member Meetings.

(a) Quorum; Voting. A quorum shall be present at a meeting of Members if the Members holding a Required Interest are represented at the meeting in person or by proxy. With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of all Members entitled to vote is required by the Act, the affirmative vote of the Members holding the Required Interest at a meeting of Members at which a quorum is present shall be the act of the Members.

(b) Place; Attendance. All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or outside the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 6.5.

(c) Power to Adjourn. Notwithstanding the other provisions of the Certificate or this Agreement, the chairman of the meeting or the Members holding the Required Interest shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the Members holding the Required Interest. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(d) Meetings. Meetings of the Members for any proper purpose or purposes may be called at any time by the Board or by Members holding the Required Interest. If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting is the date any Member first signs the notice of that meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a meeting of the Members.

(e) Notice. Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Board, to each Member entitled to vote at such meeting. If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at its address provided for in Section 12.5, with postage thereon prepaid.

(f) Fixing of Record Date. The date on which notice of a meeting of Members is mailed or the date on which the resolution of the Directors declaring a Distribution is adopted, as the case may be, shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting (including any adjournment thereof) or the Members entitled to receive such Distribution.

(g) No Cumulative Voting. There shall be no cumulative voting in the election of Directors hereunder.

6.3 Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A telegram, telex, cablegram or similar transmission by the Member, or a photographic, photo static, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Board, before or at the time of the meeting or execution of the written consent as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Board, who shall decide all questions concerning the qualification of voters, the validity of the proxies and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Units that are the subject of such proxy are to be voted with respect to such issue.

6.4 Conduct of Meetings. The Chairman of the Board shall preside at all meetings of the Members, or in his absence, the Members attending the meeting shall elect their own chairman of the meeting. The Secretary of the Company shall act as secretary of all meetings of the Members and keep the minutes. In the absence of the Secretary, the chairman of the meeting may appoint any person to act as the secretary of the meeting.

6.5 Action by Written Consent or Telephone Conference.

(a) Action By Written Consent. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Member or Members holding not less than the minimum percentages of Units or each class of Units that would be necessary to take such action at a meeting at which all Members entitled to vote on the action were present and voted. Every written consent shall bear the date of signature of each Member who signs the consent. No written consent shall be effective to take the action that is the subject to the consent unless, within 60 days after the date of the earliest dated consent delivered to the Company in the manner required by this Section, a consent or consents signed by the Member or Members holding not less than the minimum percentages of Units or each class of Units that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office, its principal place of business or the Board. Delivery shall be by hand or certified or registered mail, return receipt requested. Delivery to the Company’s principal place of business shall be addressed to a Director. A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photo static, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members entitled to vote on such action and who did not consent in writing to the action.

(b) Fixing of Record Date. The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or the Board. Delivery shall be by hand or by certified or registered mail, return receipt requested. Delivery to the Company’s principal place of business shall be addressed to a Director.

(c) State Filings. If any action by Members is taken by written consent, any certificate or documents filed with the Secretary of State of Delaware as a result of the taking of the action shall state, in lieu of any statement required by the Act concerning any vote of Members, that written consent has been given in accordance with the provisions of the Act and that any written notice required by the Act has been given.

(d) Telephone Conference. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE VII—LIMITED LIABILITY, EXCULPATION, AND INDEMNIFICATION

7.1 Limited Liability of Members.

(a) Limitation of Liability. Except as otherwise required by applicable law and as explicitly set forth in this Agreement, the debts, liabilities, commitments and other obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Holder shall have any personal liability whatsoever in its capacity as a Member or Holder, whether to the Company, to any of the other Members or Holders, to the creditors of the Company or to any other Person, for the debts, liabilities, commitments or any other obligations of the Company or for any Losses of the Company. Accordingly, a Member or Holder shall be liable only to make its Capital Contributions to the Company required pursuant to the terms hereof and the other payments expressly provided for herein.

(b) Observance of Formalities. Notwithstanding anything contained herein to the contrary, the failure of the Company, or any Director or Holder, to observe any formalities or procedural or other requirements relating to the exercise of its powers or management of the Company’s business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any of the Members or Holders.

(c) Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Holders that no Distribution to any Holder pursuant to Article IV hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such Distribution of money or property to a Holder shall be deemed to be a compromise within the meaning of the Act, and the Holder receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Holder is obligated to make any such payment, such obligation shall be the obligation solely of such Holder and not of any other Holder or Director. Notwithstanding the foregoing, a Holder will be required to return to the Company any Distribution to the extent made to it in clear and manifest accounting, clerical, or other similar error (as determined in good faith by the Board).

7.2 Exculpation of Covered Persons. The personal liability of any Covered Person to any Director, the Company or to any Member or Holder for any loss suffered by the Company or any monetary damages for breach of fiduciary duties is hereby eliminated to the fullest extent permitted by the Act. The Covered Persons shall not be liable for errors in judgment. Any Covered Person may consult with counsel and accountants and any Member, Director, officer, employee or committee of the Company or other professional expert in respect of Company affairs, and provided the Covered Person acts in good faith reliance upon the advice or opinion of such counsel or accountants or other persons, the Covered Person shall not be liable for any loss suffered by the Company in reliance thereon. If the Act is hereafter amended or interpreted to permit further limitation of the liability of a Covered Person beyond the foregoing, then this paragraph shall be interpreted to limit the personal liability of the Covered Person to the fullest extent permitted by the Act, as amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to limit the personal liability of the Covered Person to a greater extent than that permitted by said law prior to such amendment). In furtherance of, and without limiting the generality of the foregoing, no Covered Person shall be (a) personally liable for the debts, obligations or liabilities of the Company, including any such debts, obligations or liabilities arising under a judgment, decree or order of a court; (b) obligated to cure any deficit in any Capital Account; (c) required to return all or any portion of any Capital Contribution; or (d) required to lend any funds to the Company.

7.3 Right to Indemnification for Covered Persons. Subject to the limitations and conditions as provided in this Article VII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a

“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Covered Person or while a Covered Person is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity hereunder; provided that no such Person shall be indemnified for any judgments, penalties, fines, settlements or expenses (i) to the extent attributable to conduct for which indemnification would not be permitted under the Act or other applicable law, (ii) for any present or future breaches of any representations, warranties or covenants by such Person contained in this Agreement or in any other agreement with the Company, or (iii) in any action (except an action to enforce indemnification rights set forth in this Section 7.3) brought by such Person. It is expressly acknowledged that the indemnification provided in this Article could involve indemnification for negligence or under theories of strict liability.

7.4 Contract with Company. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal.

7.5 Advance Payment. The right to indemnification conferred in this Article VII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 7.3 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

7.6 Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to any employees or agents of the Company who are not or were not Covered Persons but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against liabilities and expenses asserted against such Person and incurred by such Person in such a capacity or arising out of their status as such a Person, to the same extent that it may indemnify and advance expenses to Covered Persons under this Article VII.

7.7 Appearance as a Witness. Notwithstanding any other provision of this Article VII, the Company may pay or reimburse expenses incurred by a Covered Person in connection with the appearance as a witness or other participation in a Proceeding at a time when such Covered Person is not a named defendant or respondent in the Proceeding.

7.8 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right that a Covered Person or other Person indemnified pursuant to Section 7.6 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, any agreement, vote of Members or disinterested Directors or otherwise.

7.9 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Covered Person or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VII.

7.10 Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Director or any other Person indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.11 Investment Opportunities; Conflicts of Interest.

(a) Directors. Subject to the other express provisions of this Agreement and of any agreement entered into by a Member with the Company or its Subsidiaries or Affiliates, each Director of the Company at any time and from time to time may engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) with no obligation to offer to the Company or any other Member, Holder, Director or officer the right to participate therein.

(b) FPH. The Holders expressly acknowledge that, subject to the other express provisions of this Agreement, (i) FPH and its respective Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in the forestry products business (including in areas in which the Company or any of its Subsidiaries may in the future engage in business), and in related businesses other than through the Company or any of its Subsidiaries (an “Other Business”), (ii) FPH and its respective Affiliates have and may develop a strategic relationship with businesses that are and may be competitive with the Company or any of its Subsidiaries, (iii) none of FPH or its respective Affiliates (including their respective representatives serving on the Board) will be prohibited by virtue of their investments in the Company or its Subsidiaries or their service on the Board from pursuing and engaging in any such activities, (iv) none of FPH or its respective Affiliates (including their respective representatives serving on the Board) will be obligated to inform the Company, or any Member, Holder, Director, or officer of any such opportunity, relationship or investment, (v) neither the Company nor any other Member, Holder, Director or officer will acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of FPH or its respective Affiliates and (vi) the involvement of FPH or its respective Affiliates (including their respective representatives serving on the Board) in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company, any of its Subsidiaries or its Members or Holders.

(c) Transactions with the Company. The Company may transact business with any Director, Member, Holder or officer or any Affiliate thereof; provided that the terms of such transactions are no less favorable than those the Company could obtain on an arm’s-length basis from unrelated third parties.

ARTICLE VIII—TAX MATTERS

8.1 Tax Returns. The Board shall cause to be prepared and filed all necessary federal and state income tax and other tax returns for the Company, including making any elections the Board may deem appropriate and in the best interests of the Members. Each Holder shall furnish to the Board all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax and other tax returns to be prepared and filed.

8.2 Tax Matters Member. Unless and until the Members shall otherwise unanimously agree, FPH shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”).

(a) Authority of Tax Matters Member. The Tax Matters Member is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Board deems necessary or advisable.

(b) Tax Elections. The Tax Matters Member may, in its sole discretion, make or revoke any election under the Code or the Treasury Regulations issued thereunder (including for this purpose any new or amended Treasury Regulations issued after the date of formation of the Company), including, without limitation, an election to be taxed as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3.

(c) Reimbursement of Expenses. Promptly following the written request of the Tax Matters Member, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Member for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Member in connection with any administrative or judicial proceeding (i) with respect to the tax liability of the Company and/or (ii) with respect to the tax liability of the Holders in connection with the operations of the Company.

(d) Survival of Provisions. The provisions of this Section 8.2 shall survive the termination of the Company or the termination of any Holder’s interest in the Company and shall remain binding on the Holders for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the Federal income taxation or other taxes of the Company or the Holders.

8.3 Indemnification and Reimbursement for Payments on Behalf of a Holder. If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Holder’s status or otherwise specifically attributable to a Holder (including, without limitation, federal withholding taxes with respect to foreign Persons, state personal property taxes, state personal property replacement taxes, state withholding taxes, state unincorporated business taxes, etc.), then such Holder (the “Indemnifying Holder”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Holder, and, at the option of the Board, either:

(a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Holder shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Holder’s Capital Account but shall not be treated as a Capital Contribution), or

(b) the Company shall reduce distributions which would otherwise be made to the Indemnifying Holder, until the Company has recovered the amount to be indemnified (and, notwithstanding Section 3.1, the amount withheld shall not be treated as a Capital Contribution).

A Holder’s obligation to make contributions to the Company under this Section 8.3 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 8.3, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Holder under this Section 8.3, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law).

ARTICLE IX—BOOKS AND RECORDS, REPORTS, AND CONFIDENTIALITY

9.1 Maintenance of Books.

(a) Books and Records. The Company shall keep books and records of account and shall keep minutes of the proceedings of, or maintain written consents executed by, its Members, the Board and each committee of the Board. The calendar year shall be the accounting year of the Company.

(b) Schedule of Members. The Company will maintain, and as required update, the attached Schedule of Members, which sets forth with respect to each Member their respective name, address, number and class of Units owned by such Member and the amount of Capital Contributions made by such Member with respect thereto. Unless otherwise determined by the Board, the Schedule of Members will be and remain confidential, and each Member hereby accepts, acknowledges and agrees that, notwithstanding anything herein to the contrary, it will have no right to view or obtain the Schedule of Members or otherwise obtain any such information relating to any Member other than itself.

9.2 Reports.

(a) Tax Information. To the extent reasonably practicable, within 90 days after the end of each Taxable Year, the Company shall prepare and mail to each Holder and, to the extent necessary, to each former Holder (or such Holder’s legal representatives), a report setting forth in sufficient detail such information as shall enable such Holder or former Holder (or such Holder’s legal representatives) to prepare its respective federal, state, and local income tax returns in accordance with the laws, rules, and regulations then prevailing. The Company shall also provide Form K-ls to each of the Holders as soon as reasonably practicable after the end of each Taxable Year.

(b) Cost of Reports; No Additional Information. The Company shall bear the costs of all reports and other information provided pursuant to this Section 9.2. Except as otherwise provided in this Section 9.2, each Member hereby waives any and all rights under the Act entitling such Member to additional information from or access to the Company.

9.3 Company Funds. The Board may not commingle the Company’s funds with the funds of any Holder, Director or any officer.

9.4 Confidentiality. Each Holder recognizes and acknowledges that it may receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries, including but not limited to confidential information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (the “Confidential Information”). Each Holder (on behalf of itself and, to the extent that such Holder would be responsible for the acts of the following persons under principles of agency law, its directors, officers, shareholders, partners, employees, agents and members) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized representatives and employees of the Company or the Subsidiaries and as otherwise may be proper in the course of performing such Holder’s obligations, or enforcing such Holder’s rights, under this Agreement, (ii) as part of such Holder’s normal reporting or review procedure, or in connection with such Holder’s or such Holder’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such Holder’s (or any of its Affiliates’) Affiliates, employees, auditors, attorneys or other agents, (iii) to any bona fide prospective purchaser of the equity or assets of such Holder or its Affiliates or the Units held by such Holder, or prospective merger partner of such Holder or its Affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 9.4 or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that the Holder required to make such disclosure shall provide to the Board prompt notice of such requirement. For purposes of this Section 9.4, Confidential Information shall not include any information of which (x) such Person became aware prior to its affiliation with the Company, (y) such Person learns from sources other than the Company or its Subsidiaries, (provided that such Person does not know or have reason to know, at the time of such Person’s disclosure of such information, that such information was acquired by such source through violation of law, or breach of contractual confidentiality obligations or breach of fiduciary duties) or (z) is disclosed in a prospectus or other documents for dissemination to the public. Nothing in this Section 9.4 shall in any way limit or otherwise modify any confidentiality covenants entered into by the Management Members pursuant to the Management Equity Agreements or any other agreement entered into with the Company or its Subsidiaries.

ARTICLE X—TRANSFERS; ADMISSION OF MEMBERS

10.1 Transfers.

(a) Generally. THE TRANSFER OF ANY INTEREST IN THE COMPANY IS SUBJECT TO THE RESTRICTIONS ON TRANSFER CONTAINED IN THIS AGREEMENT AND, WITH RESPECT TO CERTAIN HOLDERS PARTY HERETO, THE SECURITYHOLDERS AGREEMENT (WHICH RESTRICTIONS ARE INCORPORATED HEREIN BY REFERENCE). THE BOARD, IN ITS SOLE DISCRETION, MAY PROHIBIT ANY PROPOSED TRANSFER OF AN EQUITY INTEREST IF SUCH TRANSFER FAILS TO SATISFY ONE OF THE SAFE HARBORS SET FORTH IN TREASURY REGULATION SECTION 1.7704-l(e)—(j) OR IF SUCH TRANSFER COULD OTHERWISE CREATE A RISK THAT THE COMPANY COULD BE TREATED AS A PUBLICLY TRADED PARTNERSHIP WITHIN THE MEANING OF CODE SECTION 7704.

(b) Restrictions on Transfers. The offer, sale, transfer, assignment, pledge or other disposition of any interest in any Unit (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), directly or indirectly, is referred to herein as a “Transfer.” So long as the Securityholders Agreement is in effect, no Holder of Common Units that is party to the Securityholders Agreement shall Transfer any interest in any Units, except as permitted pursuant to the terms of the Securityholders Agreement.

10.2 Incorporation of the Company. The Board may, in advance of, and in order to facilitate, a Public Offering of securities of the Company, or for other reasons that the Board deems to be in the best interests of the Company, cause the Company to incorporate its business, or any portion thereof, including, without limitation, by way of: (a) the Transfer of all of the assets of the Company, subject to the liabilities of the Company, or the Transfer of any portion of such assets and liabilities, to one or more corporations in exchange for equity interests of said corporation(s) and the subsequent distribution of such equity interests, at such time as the Board may determine, to the Holders in accordance with this Agreement, (b) Transfer by each of the Holders of Units held by such Holder to one or more corporations in exchange for equity interests of said corporation(s) and, in connection therewith, each Holder hereby agrees to the Transfer of its Units in accordance with the terms of exchange as provided by the Board and further agrees that, as of the effective date of such exchange, any Units outstanding thereafter that shall not have been tendered for exchange shall represent only the right to receive a certificate representing the number of equity interests of said corporation(s) as provided in the terms of the exchange, (c) the merger of the Company with and into a corporation as a result of which the Holders receive as merger consideration equity interests of such corporation, as the surviving entity to the merger, which merger shall not be required to be approved by the Members, (d) if the only assets of the Company consist of cash and stock of a corporation, dissolve the Company and distribute such cash and shares of stock to the Holders, or (e) the conversion of the Company to a corporation or other entity pursuant to applicable law, which conversion shall not be required to be approved by Members; provided that the organizational documents of any such new corporation or entity, its equity interests and/or a shareholders’ or other agreement, as appropriate, will in all material respects reflect and be consistent with the terms and provisions applicable to each Holder’s ownership of Units immediately prior to such transaction; provided further, that each Holder is, as a result of such transaction, in substantially the same ownership position with respect to the Company (or its successor) as it was in immediately prior to such transaction. Each Holder will take all reasonable actions in connection with the consummation of such conversion as requested by the Board.

10.3 Void Assignment. Any sale, exchange or other transfer by any Holder of any Units or other interests in the Company in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. No such purported assignee shall have any right to any Profits, Losses or Distributions of the Company.

10.4 Effect of Valid Assignment.

(a) Assignment. A Transfer of Units permitted hereunder shall be effective as of the date of assignment and compliance with the conditions to such Transfer. Profits, Losses and other Company items shall be allocated between the assignor and the assignee according to Code Section 706. Distributions made before the effective date of such Transfer shall be paid to the assignor, and Distributions made after such date shall be paid to the assignee.

(b) Record Owner. Notwithstanding the foregoing, the Company and the Board shall be entitled to treat the record owner of any Units or other interest in the Company as the absolute owner thereof and shall incur no liability for Distributions of cash or other property made in good faith to such owner until such time as a written assignment of such Units or other interest in the Company, which assignment is permitted pursuant to the terms and conditions of this Article X, has been received and accepted by the Board and recorded on the books of the Company.

(c) Rights and Obligations of Assignee. Unless and until an assignee becomes a substituted Member pursuant to Section 10.5, the assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to assignees pursuant to this Agreement or pursuant to the Act; provided that without relieving the assigning Holder from any such limitations or obligations, as more fully described in Section 10.4(e) hereof, such assignee shall be bound by any limitations and obligations of a Holder contained herein by which a Member or other Holder would be bound on account of the assignee’s interest in the Company (including the obligation to make required Capital Contributions with respect to any transferred Units).

(d) Acceptance of Benefits. Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound.

(e) Rights and Obligations of Assignor. Any Member or Holder who shall assign any Units or other interest in the Company shall cease to be a Member or Holder of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Member or Holder with respect to such Units or other interest, except that the applicable provisions of Article VII shall continue to inure to the benefit of such Member or Holder in accordance with the terms thereof. Unless and until such an assignee is admitted as a substituted Member in accordance with the provisions of Section 10.5 hereof, (i) such assigning Holder shall retain all of the duties, liabilities and obligations of a Holder with respect to such Units or other interest, including, without limitation, the obligation (together with its assignee, pursuant to Section 10.4(c) hereof) to make and return Capital Contributions on account of such Units or other interest pursuant to the terms of this Agreement and (ii) the Board may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Holder with respect to such Units or other interest for any period of time prior to the date such assignee becomes a substituted Member. Nothing contained herein shall relieve any Holder who transfers any Units or other interest in the Company from any liability of such Holder to the Company or the other Holders with respect to such Units or other interest that may exist on the date such assignee becomes a substituted Member or that is otherwise specified in the Act and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Holder (in its capacity as such) in any Management Equity Agreement or for any present or future breaches of any representations, warranties or covenants by such Holder (in its capacity as such) contained herein or in the other agreements with the Company.

10.5 Admission of Substituted Member.

(a) Admission. An assignee of any Units or other interests in the Company of a Member, or any portion thereof, shall become a substituted Member entitled to all the rights of a Member if and only if (i) the assignor gives the assignee such right, (ii) the Board has granted its prior written consent to such assignment and substitution, which consent may be withheld in the sole discretion of the Board, and (iii) such assignee shall execute and deliver a counterpart of this Agreement agreeing to be bound by all of the terms and conditions of this Agreement, and such other documents and instruments as may be necessary or appropriate to effect such Person’s admission as a substituted Member, in form satisfactory to the Board. Any such assignee will become a substituted Member on the later of (i) the effective date of Transfer, and (ii) the date on which all of the conditions set forth in the preceding sentence have been satisfied.

(b) Update Schedule of Members. Upon the admission of a substituted Member, the Schedule of Members attached hereto shall be amended to reflect the name, address, number and class of Units and amount of Capital Contributions of such substituted Member and to eliminate the name and address of and other information relating to the assigning Member with regard to the assigned Units and other interests in the Company.

10.6 Admission of Additional Members.

(a) Admission. A Person may be admitted to the Company as an additional Member only as contemplated under Section 2.3 hereof and only if such additional Member shall execute and deliver a counterpart of this Agreement agreeing to be bound by all of the terms and conditions of this Agreement, and such other documents and instruments as may be necessary or appropriate to effect such Person’s admission as an additional Member (including pursuant to a Management Equity Agreement, as applicable, and such other documents referenced therein), in form satisfactory to the Board. Such admission shall become effective on the date on which the Board determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

(b) Updated Schedule of Members. Upon the admission of an additional Member, the Schedule of Members attached hereto shall be amended to reflect the name, address, number and class of Units and amount of Capital Contributions of such additional Member.

10.7 Effect of Incapacity. Except as otherwise provided herein, the Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated Member shall be deemed to be the assignee of such Member’s Units or other interests in the Company and may, subject to the approval of the Board, become a substituted Member upon the terms and conditions set forth in Section 10.5.

ARTICLE XI—DISSOLUTION, LIQUIDATION AND TERMINATION

11.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(a) a determination by the Board;

(b) the written consent of the Members holding the Required Interest; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The Company shall not be dissolved by the admission of additional or substituted Members. The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company. Except as otherwise set forth in this Article XI, the Company is intended to have perpetual existence.

11.2 Liquidation and Termination. On dissolution of the Company, the Board shall act as liquidators or may appoint one or more Members as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(a) Proper Accounting. As promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) Notice. The liquidators shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c) Satisfaction of Liabilities. The liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof;

(d) Contractual Claims. The liquidators shall make reasonable provision to pay all contingent, conditional or unmatured contractual claims known to the Company;

(e) Compensation for Claims. The liquidators shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party;

(f) Unknown Claims. The liquidators shall make such provision as will be reasonably likely to be sufficient for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution; and

(g) Remaining Assets. All remaining assets of the Company shall be distributed to the Holders in accordance with Section 4.2(b) by the end of the Taxable Year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Holders shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses and liabilities shall be allocated to the distributees pursuant to this Section 11.2. The distribution of cash and/or property to a Holder in accordance with the provisions of this Section 11.2 constitutes a complete return to the Holder of its Capital Contributions and a complete distribution to the Holder of its interest in the Company and all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Holder returns funds to the Company, it has no claim against any other Holder for those funds.

11.3 Cancellation of Certificate. On completion of the Distribution of Company assets as provided herein, the Company shall be terminated, and the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 1.1 or 12.3 and take such other actions as may be necessary to terminate the Company.

11.4 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 11.2 hereof in order to minimize any losses otherwise attendant upon such winding up.

11.5 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Holders (it being understood that any such return shall be made solely from Company assets).

ARTICLE XII—GENERAL PROVISIONS

12.1 Power of Attorney.

(a) Granting of Power of Attorney. Each Holder hereby constitutes and appoints the Board and the liquidators, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices; (i) this Agreement, all certificates and other instruments and all amendments thereof which are in accordance with the terms of this Agreement and which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property, (ii) all instruments which the Board deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement which is made and approved in accordance with its terms, (iii) all conveyances and other instruments or documents which the Board deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation and (iv) all instruments relating to the admission, withdrawal or substitution of any Holder pursuant to Article X hereof.

(b) Irrevocable. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the Incapacity of any Holder and the transfer of all or any portion of his or its Units and shall extend to such Holder’s heirs, successors, assigns and personal representatives.

12.2 [Reserved]

12.3 Filings. Following the execution and delivery of this Agreement, the Company and the Members shall promptly prepare any documents required to be filed and recorded under the Act, and the Company and the Members shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Company and the Members shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction that governs the conduct of its business from time to time.

12.4 Offset. Whenever the Company or any Subsidiary is to pay any sum to any Holder under this Agreement or pursuant to any other agreement or right, any amounts that such Holder owes to the Company or any Subsidiary under this Agreement or pursuant to any other agreement or right may be offset against and deducted from that sum before payment.

12.5 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied or delivered by electronic mail to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied or mailed before 5:00pm Chicago time on a Business Day, and otherwise on the next Business Day, (c) one Business Day after being sent by reputable overnight courier service (charges prepaid), or (d) five Business Days after being depositing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested. All notices, requests, and consents to be sent to a Member or Holder must be sent to or made at the address given for that Member on the Schedule of Members or Holders on the books and records of the Company, or such other address as that Member or Holder may specify by notice to the Company and the other Members. Any notice, request, or consent to the Company or the Board must be given to the Board at the following address:

To the Company	Boise Cascade Holdings, L.L.C.
c/o Madison Dearborn Partners, LLC
Three First National Plaza
Suite 3800
Chicago, Illinois 60602
	Attention:	Samuel M. Mencoff
Thomas S. Souleles
	Facsimile:	312-895-1056
	E-mail:	smencoff@mdcp.com
tsouleles@mdcp.com

With a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
	Attention:	Richard J. Campbell
Jeffrey W. Richards
	Facsimile:	(312) 861-2200
	E-mail:	rcampbell@kirkland.com
jrichards@kirkland.com

Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.6 Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement of the Members and their Affiliates relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written.

12.7 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

12.8 Amendments. Except as otherwise expressly set forth herein, this Agreement may be amended, modified, or waived from time to time only by the written consent of the Members holding the Required Interest.

12.9 Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members, Holders, and their respective heirs, legal representatives, successors and assigns.

12.10 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances are not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

12.11 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

12.12 Waiver of Certain Rights. Each Holder irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company, for any rights of appraisal it may have under Section 18-210 of the Act, or for any rights to information from the Company provided under Section 18-305 of the Act.

12.13 Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (i) all of the provisions hereof (including, without limitation, the restrictions on Transfer set forth in Article X) and (ii) all of the provisions of the Certificate.

12.14 Remedies. Each Holder shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

12.15 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.16 Descriptive Headings; Interpretations. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to schedules attached hereto, each of which is incorporated herein and made a part hereof for all purposes. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” and “any” shall not be exclusive. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

12.17 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

12.18 Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

12.19 No Public Disclosure. The Company shall not disclose any holder of Investor Units’ name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Person, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Person describing in reasonable detail the proposed content of such disclosure and shall permit such Person to review and comment upon the form and substance of such disclosure.

12.20 Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until the expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

12.21 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

ARTICLE XIII—DEFINITIONS

13.1 Definitions of Terms Not Defined in the Text. For purposes of this Agreement, the following terms have the meanings set forth below with respect thereto:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. Section 18-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Affiliate” shall mean, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and (ii) any officer, director, partner, or member thereof.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Board” means the Board of Directors as described in Section 6.1 of this Agreement.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treas. Reg. §1.704-1(b)(2)(iv)(d)-(g).

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of New York, the State of Idaho or the State of Delaware are closed.

“Capital Contribution” means the amount of cash or cash equivalents, or the fair market value (as determined by the Board) of any other property, that is contributed by a Holder to the capital of the Company in respect of any Unit in accordance with the terms of Article III of this Agreement.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Common Units” means, collectively, Series A Common Units, Series B Common Units and Series C Common Units.

“Company” means Boise Cascade Holdings, L.L.C., a Delaware limited liability company.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Covered Person” means any Director, any Member, and any director, officer, manager, partner, or other principal of the Company or any of the foregoing.

“Directors” means the individuals elected to the Board as of the date of this Agreement and any Member or other Person hereafter elected as a director of the Company as provided in Section 5.4 of this Agreement, but does not include any Person who has ceased to serve as a director of the Company.

“Distribution” means any distribution made by the Company to a Holder, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any securities of the Company (including Units), (b) any recapitalization or exchange of securities of the Company, (c) any subdivision (by Unit split, pro rata Unit dividend or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (d) any fees or remuneration paid to any Holder in such Holder’s capacity as an employee, officer, consultant, Director or other provider of services to the Company.

“Equity Value” means the total net pre-tax proceeds which would be received by the holders of Units if the assets of the Company as a going concern were sold in an orderly transaction designed to maximize the proceeds therefrom, and such proceeds were then distributed in accordance with Section 4.2(b), after payment of, or provision for, all Company obligations in accordance with Section 11.2, as determined in good faith by the Board.

“Fiscal Year” of the Company means the calendar year, or such other annual accounting period as is established by the Board.

“FPH” means Forest Products Holdings, L.L.C.

“FPH LLC Agreement” means that certain limited liability company agreement, dated the date hereof, relating to the affairs of FPH.

“FPH Management Equity Agreement” means a “Management Equity Agreement”, as such term is defined in the FPH LLC Agreement.

“FPH Management Member” means a “Management Member” of FPH; as such term is defined in the FPH LLC Agreement.

“FPH Series B Unit” means a “Series B Common Unit” of FPH; as such term is defined in the FPH LLC Agreement.

“FPH Series C Unit” means a “Series C Common Unit” of FPH, as such term is defined in the FPH LLC Agreement.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Holder” means a holder of one or more Units as reflected on the Company’s books and records.

“Incapacity” or “Incapacitated” means (a) with respect to a natural person, the bankruptcy, death, incompetency or insanity of such person and (b) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.

“Losses” for any period means all items of Company loss, deduction and expense for such period determined according to Section 3.2.

“Member” means each of the Initial Members and any Person admitted to the Company as a substituted Member or additional Member, but only so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

“Member Minimum Gain” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i).

“Member Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(l).

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Profits” for any period means all items of Company income and gain for such period determined according to Section 3.2.

“Pro Rata Share” means, for each Holder of Series A Common Units or Series B Common Units, the quotient determined by dividing (i) the sum of the aggregate Unreturned Original Capital and Unpaid Series A Yield with respect to all Series A Common Units held by such Holder and the aggregate Unreturned Original Capital with respect to all Series B Common Units held by such Holder, by (ii) the sum of the aggregate Unreturned Original Capital and Unpaid Series A Yield with respect to all Series A Common Units then outstanding and the aggregate Unreturned Original Capital with respect to all Series B Common Units then outstanding.

“Public Offering” means any underwritten sale of Common Units pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and Exchange Commission); provided that the following shall not be considered a Public Offering: (i) any issuance of common equity securities as consideration for a merger or acquisition and (ii) any issuance of common equity securities or rights to acquire common equity securities to employees, Directors or consultants of or to the Company or its Subsidiaries as part of an incentive or compensation plan.

“Required Interest” means a majority of the outstanding Series B Common Units.

“Sale of the Company” means the bona fide arm’s length sale of the Company to a third party or group of third parties acting in concert, in each case which party or parties is not an Affiliate of the Company or the Initial Members, pursuant to which such party or parties acquire (i) equity securities of the Company that, directly or indirectly through one or more intermediaries, have more than 50% of the ordinary voting power then outstanding to elect Directors or (ii) all or substantially all of the Company’s assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale or transfer of the Company’s or any Subsidiary’s equity securities, sale or transfer of the Company’s consolidated assets, or other reorganization).

“Schedule of Members” shall mean the Schedule of Members attached hereto, which sets forth with respect to each Member the respective number and class of Units owned by such Member and the amount of Capital Contributions made by such Member with respect thereto.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securityholders Agreement” means that certain securityholders agreement, dated the date hereof, by and between the Initial Members.

“Series A Common Unit” means a Unit representing a fractional part of the ownership of the Company and having the rights and obligations specified with respect to Series A Common Units in this Agreement.

“Series A Yield”, with respect to each Series A Common Unit, will accrue on a daily basis at the rate of 8% per annum on the sum of the Unreturned Capital thereof plus all accumulated Series A Yield (as provided below) thereon, from and including the date of issuance of such Series A Unit to and including the date on which the Unreturned Capital of such Series A Common Unit (together with all Unpaid Series A Yield thereon) has been reduced to zero. The date on which the Company initially issues any Series A Common Unit shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Series A Common Unit is made on the records of the Company and regardless of the number of certificates (if any) which may be issued to evidence such Series A Common Unit. To the extent not Distributed on the last day of each June and December, beginning December 31, 2004 (the “Yield Reference Dates”), all Series A Yield that has accrued on each Series A Common Unit outstanding during the six-month period (or other period in the case of the initial Yield Reference Date) ending upon each such Yield Reference Date shall be accumulated (and shall be referred to herein as “accumulated Series A Yield”) and shall remain accumulated Series A Yield with respect to such Series A Common Unit until paid.

“Series B Common Unit” means a Unit representing a fractional part of the ownership of the Company and having the rights and obligations specified with respect to Series B Common Units in this Agreement.

“Series C Common Unit” means a Unit representing a fractional part of the ownership of the Company and having the rights and obligations specified with respect to Series C Common Units in this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or

Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity (other than a corporation). For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise specified, the term “Subsidiary” refers to a Subsidiary of the Company.

“Taxable Year” means the Company’s taxable year ending December 31 (or part thereof, in the case of the Company’s last taxable year), or such other year as is determined by the Board in compliance with Section 706 of the Code.

“Threshold Equity Value” means, with respect to any Series C Common Unit, the amount determined under Section 2.3(c).

“Units” mean interests in the Company (including Series A Common Units, Series B Common Units and Series C Common Units) representing the Holder’s fractional interest in the income, gains, losses, deductions and expenses of the Company, and having the relative rights, powers, preferences, duties, liabilities and obligations set forth with respect thereto in this Agreement. Whenever a reference is made to a Unit or any series of Units hereunder, such Units shall also include any Units issued with respect to such Units in a unit split, unit dividend, unit combination, merger or other recapitalization involving such Units.

“Unpaid Series A Yield” means, with respect to any Series A Common Unit, as of any date, an amount equal to the excess, if any, of (a) the aggregate Series A Yield accrued on such Series A Common Unit on or prior to such date, over (b) the aggregate amount of prior Distributions made by the Company with respect to such Series A Unit pursuant to Section 4.2(b)(i) that constitute payment of Series A Yield on such Series A Common Unit. For purposes of clause (b) of the preceding sentence, all Distributions pursuant to Section 4.2(b)(i) in respect of Series A Common Units shall be deemed to be applied to repay any Unpaid Series A Yield thereon prior to any Unreturned Capital. In the event that the merger of BLTH with and into the Company becomes effective, the Series A Common Units shall be deemed to have additional Unpaid Series A Yield effective as of immediately after the effective time of such merger equal to the aggregate accrued and unpaid dividends on the Series A Common Stock of BLTH as of immediately prior to such merger that are not otherwise Accumulated Dividends (as defined in the certificate of incorporation of BLTH) on such shares of Series A Common Stock of BLTH (which accrued and unpaid dividends the Members agree as of November 10, 2006 equals $984,951.49).

“Unreturned Capital” means, with respect to any Unit, an amount equal to the positive excess, if any, of (a) the aggregate amount of Capital Contributions (x) made in exchange for or on account of such Unit and (y) deemed made on account of such Unit in the merger of BLTH with and into the Company (determined in the case of clause (x), for each Unitholder, in each case, by dividing the total amount of Capital Contributions made by such Unitholder with respect to a particular series of Units by the number of Units of such series held by such Unitholder and, in the case of clause (y) shall be, for each Unitholder, determined by dividing the aggregate Capital Contributions deemed made by such Unitholder in respect of Series A Common Units, Series B Common Units and/or Series C Common Units (other than Series C Common Units issued with a Threshold Equity Value) in such merger by, respectively, the aggregate number of Series A Common Units, Series B Common Units and/or Series C Common Units held by such Holder as of the date of such merger), over (b) the aggregate amount of prior distributions made by the Company with respect to such Unit (and that, in the case of a Series A Common Unit, constitute payment of Unreturned Original Capital on such Series A Common Unit); provided that the “Unreturned Capital” for each Series C Common Unit issued with a Threshold Equity Value shall be $0. For purposes of the final parenthetical in the preceding sentence, all distributions in respect of Series A Common Units shall be deemed to be applied to repay any Unpaid Series A Yield thereon prior to any Unreturned Capital.

“Unreturned Original Capital” means

(i) with respect to any Series A Common Unit or Series B Common Unit issued on or prior to December 31, 2004, an amount equal to the positive excess, if any, of (a) the aggregate amount of Capital Contributions (x) made in exchange for or on account of such Unit and (y) deemed made on account of such Unit in the merger of BLTH with and into the Company (determined in the case of clause (x), for each Unitholder, by dividing the total amount of Capital Contributions made by such Unitholder with respect to a particular series of Units by the number of Units of such series held by such Unitholder and in the case of clause (y), for each Unitholder, determined by dividing the aggregate Capital Contributions deemed made by such Unitholder in respect of Series A Common Units and/or Series B Common Units in such merger by, respectively, the aggregate number of Series A Common Units and/or Series B Common Units held by such Holder as of the date of such merger), over (b) the aggregate amount of prior distributions made by the Company with respect to such Unit pursuant to Section 4.2(b)(i) (and that, in the case of a Series A Common Unit, constitute payment of Unreturned Original Capital on such Series A Common Unit), including the amount of any distribution pursuant to Section 4.2(c) that would have been made under Section 4.2(b)(i) if cash equal to the fair market value of the property had been distributed pursuant to Section 4.2(b)(i) instead of the property itself,

(ii) with respect to any Series B Common Unit issued after December 31, 2004, an amount equal to the amount determined in clause (i) of this definition for a Series B Common Unit issued prior to December 31, 2004 (notwithstanding whether the aggregate amount of Capital Contributions in respect of such Series B Common Unit after such date exceed the amount otherwise determined pursuant to this clause (ii)); and

(iii) with respect to any Series C Common Unit (other than a Series C Common Unit issued with a Threshold Equity Value), an amount equal to the positive excess, if any, of (a) the aggregate amount of Capital Contributions deemed made on account of such Unit in the merger of BLTH with and into the Company (determined for each Unitholder by dividing the aggregate Capital Contributions deemed made by such Unitholder in respect of Series C Common Units in such merger by the aggregate number of Series C Common Units (other than Series C Common Units issued with a Threshold Equity Value) held by such Holder as of the date of such merger), over (b) the aggregate amount of prior distributions made by the Company with respect to such Series C Common Unit pursuant to Section 4.2(b)(i).

For purposes of the final parenthetical in (i) above, all distributions pursuant to Section 4.2(b)(i) in respect of Series A Common Units shall be deemed to be applied to repay any Unpaid Series A Yield thereon prior to being applied to reduce any Unreturned Original Capital.

13.2 Index of Definitions Defined in the Text. The following terms are defined in the text of this Agreement in the section listed opposite such term below:

Term	Section

“Agreement”	preamble
“BLTH”	4.2
“Board”	5.2(a)
“Capital Account”	3.1
“Certificate”	1.1
“Confidential Information”	9.4
“Indemnifying Holder”	8.3
“Initial Members”	2.2
“Other Business”	7.11(b)
“Proceeding”	7.3
“Regulatory Allocations”	4.4(d)
“Reserve Amount”	4.2
“Tax Matters Member”	8.2
“Threshold Equity Value”	2.3(c)
“Transfer”	10.0(b)

*     *     *     *     *     *

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement, and agreed to be bound by and subject to all of the provisions hereof, as of this 6th day of September, 2012.

FOREST PRODUCTS HOLDINGS, L.L.C. 1111 W. Jefferson Street, Suite 300 Boise, Idaho 83702 EIN: 20-1478536

Wayne Rancourt, SVP, CFO, Treasurer

Accepted, acknowledged, and Agreed to this 6th day of September, 2012 BOISE CASCADE HOLDINGS, L.L.C.

John T. Sahlberg, SVP, General Counsel and Secretary

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement, and agreed to be bound by and subject to all of the provisions hereof, as of this 6th day of September, 2012.

OFFICEMAX INCORPORATED 263 Shuman Blvd. Naperville, IL 60563 EIN: 82-0100960

Matthew R. Broad, EVP & General Counsel

Accepted, acknowledged, and Agreed to this 6th day of September, 2012 BOISE CASCADE HOLDINGS, L.L.C.

John T. Sahlberg, SVP, General Counsel and Secretary

SCHEDULE OF MEMBERS

As of September 22, 2004

	Series A	Series B	Series C
	Common	Common	Common	Capital
Name and Address	Units	Units	Units	Contributions
Forest Products Holdings, L.L.C.	0	10	0	$100

SCHEDULE OF

MEMBERS

As of December 1, 2012

	Series A	Series B	Series C	Series B
	Common	Common	Common	Voting
Name and Address	Units	Units	Units	Percentage
OfficeMax Incorporated [1]	66,000,000	109,000,000	0	20.36%
Forest Products Holdings, L.L.C.	0	446,323,527	26,404,747	79.64%
Total:	66,000,000	535,323,527	26,404,747	100.00%

[1]	Formerly named Boise Cascade Corporation.